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                                                                   EXHIBIT 10.12


                           MEMORY PHARMACEUTICALS,INC.
                           C/O WALTER GILBERT, PH.D.
                                 BIOLOGICAL LABS
                               HARVARD UNIVERSITY
                               17 DIVINITY AVENUE
                              CAMBRIDGE, MA 02138

                                                           As of January 5, 1998

Dr. Axel Unterbeck
205 Wildwood
Madison, CT 06443

         Re: Employment Agreement

Dear Dr. Unterbeck:

         This letter is to confirm our understanding with respect to (i) your employment by Memory Pharmaceuticals, Inc. (the "Company"), (ii) your agreement not to compete with the Company and (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

         1. Employment: Board of Directors. The Company will employ you, and you agree to be employed by the Company, as President and Chief Scientific Officer of the Company, reporting to the Board of Directors of the Company. You shall have the responsibilities, duties and authority commensurate with the position of President and Chief Scientific Officer, including, without limitation, general supervision and control over, and responsibility for, the Company's day-to-day operations, including research and development activities. In addition to your primary duties, you shall perform such other services for the Company as may be assigned to you from time to time by the Company. During the term of your employment with the Company, you agree to serve as, and the Company agrees to elect you, a member of the Board of Directors, with such responsibilities, duties and authority as are customary to such position. You shall devote your full time and best efforts in the performance of the foregoing services. Notwithstanding the foregoing, at such time as the Company hires a chief executive officer (the "CEO"), the Company may request that the CEO also hold the office of President and, consequently, in the event that the Board of Directors requests that you resign from the office of President, the Company will continue your employment under this agreement in the capacities of (i) Chief Scientific Officer of the Company and (ii) a second office of Executive Vice President of Research & Development which is mutually agreeable to you and the Company; provided that, (A) in any such event, upon the hiring of such CEO you shall report to the CEO and (B) in the event that you and the Company
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mutually agree to such second office and you resign from the office of
President, you shall have the responsibilities, duties and authority commensurate with such new position.

         2. Term of Employment. Your employment hereunder shall commence the date of this Agreement (the "Commencement Date") and shall continue until the third anniversary of the Commencement Date, provided that on the third anniversary of the Commencement Date, and each anniversary thereafter, the term of your employment hereunder shall be automatically extended for an additional period of one (1) year unless either you or the Company shall have given written notice to the other that such automatic extension not occur, which written notice was given no later than sixty (60) days prior to the relevant anniversary of the Commencement Date.

         3. Compensation; Equity; Benefits.

         (a) Salary. The Company shall pay you as your compensation for your services and agreements hereunder during the term of this Agreement a base salary at the rate of $150,000 per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's payroll practices for its senior executives as in effect from time to time, less any amounts required to be withheld under applicable law. The Base Salary will be increased from time to time in the sole discretion of the Board of Directors.

         (b) Signing Bonus. The Company will pay you a signing bonus of $50,000, payable within thirty days following your execution of this Agreement.

         (c) Annual Bonus. The Company will pay you an incentive performance bonus, anticipated to range from $30,000 to $60,000, which shall be determined in good faith by the Board of Directors taking into consideration personal and corporate achievement of established milestones.

         (d) Founder's Equity. Promptly following your execution of this Agreement, the Company will issue and sell to you 300,000 shares of the Company's Common Stock, representing not less than 20% of the Common Stock at founding, at a purchase price equal to One-Tenth of One Cent ($.001) per share. Of such 300,000 shares, 225,000 will be subject to the Company's right, exercisable upon the termination or cessation of your employment, to repurchase such shares at a repurchase price equal to One-Tenth of One Cent ($.001) per share, and the Company's right to repurchase such shares will lapse in twelve
(12) equal quarterly installments ending on the third anniversary of the Commencement Date.

         (e) Stock Options. The Company contemplates establishing a stock option plan and awarding grants of stock options to certain employees. It is currently contemplated that the Company will from time to time grant you options to purchase, at fair market value, shares of Common Stock (i) in order that your total equity position in the Company remains comparable to the equity positions of similarly-situated executives at comparable companies and/or (ii) in order to reward you for the achievement of specified milestones, such as the signing of a large corporate partnership agreement, the completion of a large financing at a significant increase in share price or the licensing of an important new technology or compound.

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         (f) Vacation. You shall be entitled to vacation, paid holidays and personal days in accordance with the Company's policies with respect to its executives as in effect from time to time.

         (g) Fringe Benefits. You shall be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its employees, including medical, disability and dental plans and a 401(k) plan.

         (h) Reimbursement of Travel Expenses. You shall be entitled to reimbursement for ordinary and reasonable out-of-pocket travel expenses which are reasonably incurred by you in furtherance of the Company's business in accordance with the Company's policies as in effect from time to time.

         (i) Reimbursement of Relocation Expenses. In connection with your relocation from your current residence to a residence nearby the Company's headquarters (currently anticipated to be in northern New Jersey), you shall be entitled to reimbursement of the following expenses: (i) a broker's fee (not to exceed 6%) incurred in connection with the sale of your current residence, (ii) out-of-pocket legal expenses, and state and local taxes (if any), incurred by you upon the sale of your current residence, (iii) ordinary packing and moving expenses reasonably incurred by you, (iv) one percent (1%) of the purchase price for your new residence, plus out-of-pocket costs incurred in connection with such purchase, including as legal costs and the expenses of a home inspection and (v) the cost of up to one (1) year of temporary housing; provided that you shall obtain the Company's prior approval before incurring any of the foregoing expenses. In addition, the Company will co-sign the mortgage on your current residence, if required by the mortgage lender.

         4. Prohibited Competition.

         (a) Certain Acknowledgments and Agreements.

                  (i) You recognize and acknowledge the competitive and sometimes proprietary aspects of the business of the Company.

                  (ii) You acknowledge and agree that, for purposes of this Agreement, a business will be deemed competitive with the Company if it is engaged in the research, development or commercialization of agents to affect memory, cognitive abilities or any directly related neurological function.

         (b) Covenant Not to Compete. During the term of your employment with the Company (the "Term") and for a period of one (1) year following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

                   (i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is competitive with the business of the Company; provided that nothing contained herein shall preclude you from purchasing or owning securities of any such

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         business if (A) such securities are publicly traded (B) your holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business; or

                  (ii) Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any strategic partner, licensor, licensee, supplier or customer of the Company, or any prospective strategic partner, licensor, licensee, supplier or customer with respect to which the Company has developed or made a presentation or engaged in negotiations or discussions; or

                   (iii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

         (c) Reasonableness of Restrictions. You acknowledge that (i) the restrictions in this Section 4 are reasonable in relation to your current and future prospects for employment and (ii) the scope of this Section 4 is reasonable, legitimate and fair to you in light of the Company's proprietary needs and the restrictions on your future employment.

         (d) Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in this Section 4 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason for a period of one (1) year following such expiration or termination.

         5. Protected Information. You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for the Company and is not generally available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section 6), or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to you during the Term. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the Board of Directors of the Company.

         6. Ownership of Ideas, Copyrights and Patents.

         (a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs,

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developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as "the Inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during the Term, alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your professional right, title and interest in and to all of the foregoing which is so conceived, reduced to practice or developed during the Term. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation and that you will use your best efforts to prevent any such violation.

         (b) Cooperation. At any time during the Term and for a period of one
(1) year following the expiration or termination of the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

         7. Termination and Severance.

         (a) Termination. Notwithstanding anything in this Agreement to the contrary, your employment hereunder shall be terminated upon the first to occur of the following:

                  (i) Immediately upon your death;

                  (ii) By the Company by written notice sent to you effective as of the date of such notice:

                           (A) Following your failure, due to illness, accident
                  or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety
                  (90) business days within any period of one hundred eighty
                  (180) consecutive business days during the term hereof ("Permanent Disability");

                           (B) For Cause (as hereinafter defined); or

                           (C) Without Cause; or

                  (iii) By you at any time upon sixty (60) days prior written notice to the Company.

         (b) Definition of "Cause". For purposes of this Agreement, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the


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Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty or breach of the terms of this Agreement,
(iii) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company which results in loss, damage or injury to the Company or (iv) the breach by you of any of the provisions of
Section 4,5 or 6 hereof.

         (c) Severance. In the event your employment shall be terminated by the Company without Cause at any time or following your Permanent Disability, the Company shall continue to pay you your Base Salary then in effect and the cost of your health insurance for a period of one year following any such termination; provided that the Company shall not be obligated to continue any such payments in the event you breach the non-competition provisions contained in Section 4(b). All payments made under this Section 7(c) shall be made at the times and at the rate specified in Section 3(a) hereof.

         (d) No Severance. In the event your employment shall be terminated by the Company for Cause, no further compensation or benefits of any kind shall be payable to you hereunder (except for any health insurance benefits required by applicable law); provided that you shall continue to be bound by the provisions of this Agreement, other than Section 1.

         8. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 4, 5 and 6 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

         9. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

         10. Insurance. The Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring your life in such amounts as the Company deems advisable. You shall have no right, title or interest in or to any such policies of insurance, except as provided herein or to the extent your estate or other persons are specifically named as beneficiaries thereof. You agree to submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

         11. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

         12. General.


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         (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

         (b) Entire Agreement. This Agreement embodies the entire agreement understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty covenant, or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

         (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

         (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

         (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the


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United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a) hereof.

         (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

         (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

         (k) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 4, 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of
Section 4, 5 or 6 of this Agreement.

         (l) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

         (m) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                                 Very truly yours,

                                                 MEMORY PHARMACEUTICALS, INC.

                                                 By:    /s/ Jonathan J. Fleming
                                                        ------------------------
                                                 Name:  Jonathan J. Fleming
                                                 Title: Chairman of the Board

Accepted and Approved as of the date above:

/s/ Dr. Axel Unterbeck
---------------------------------------
Dr. Axel Unterbeck

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